Exhibit 1.5

Earle M. Jorgensen Company Achieves Mobile Success with Pivotal

Pivotal’s latest mobile technologies increase performance and reduce the TCO of managing a mobile sales team; email integration provides seamless connectivity to Microsoft Outlook

FOR IMMEDIATE RELEASE

Vancouver, BC – June 8, 2005 - Pivotal Corporation, a leading CRM solution provider for mid-sized enterprises, and a subsidiary of CDC Corporation (NASDAQ: CHINA) today announced that Earle M. Jorgensen Company, a leading North American metal distributor, is using Pivotal’s latest mobile technologies to significantly reduce the time and resources required to keep EMJ’s mobile sales users up-to-date and productive.

Headquartered in Lynwood, California, Earle M. Jorgensen is one is one of the leaders in North American metal distribution. With 35 service and processing centers, EMJ inventories more than 25,000 different bar, tubing, plate and various other metal products, and specializes in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars. In the metals industry, customer loyalty is related to a supplier’s ability to have the right products available at the right time, and the supplier’s ability to provide value-added service on-site. To help accomplish its customer loyalty goals, EMJ selected Pivotal in 1999 for its robust sales features, mobile functionality and customization capabilities. EMJ is now using Pivotal’s latest mobile and email integration technologies to enhance its mobile performance, administration and synchronization capabilities.

EMJ’s sales representatives are distributed across the country and responsible for approximately 350 customer accounts each. With more than 90% of sales coming from existing customers, and a program called “on time or free,” in which customers are guaranteed to have the product they ordered on the date agreed or it will be free, the ability to provide fast, responsive and accurate service is imperative. Using Pivotal, field sales personnel have an intuitive mobile system and quick access to up-to-date customer information and inventory data, even while visiting customers on-site.

“Our salespeople are on the road for long hours, often traveling for days at a time to meet with different customers and prospects.” said Dennis Thomas, senior IT manager, Earle M. Jorgensen Company. “Our Pivotal system is designed to give our salespeople easy-to-use access to customer and prospect data, inventory levels, quotes, orders, and financial information relating to each account including sales, profits, margins and account balances. All of this information is at their fingertips, even when they’re on the road.”

Pivotal significantly reduces the time and resources required to keep EMJ’s mobile sales users up-to-date and productive. When sales users connect to the corporate network, the system automatically synchronizes in the background – allowing the user to continue working while their system is updated. New customer data, application updates, platform upgrades, Service Packs and Hot Fixes are updated in the same session — eliminating the need for EMJ to bring laptops back to headquarters for upgrades. New administration capabilities and diagnostic tools give the EMJ IT department the ability to view mobile systems from a central location, including synchronization status; identify potential synchronization issues; and resolve issues early.

In addition to adopting the latest mobile technologies, EMJ also chose to upgrade to the latest Pivotal system to further improve productivity by integrating Pivotal with Microsoft Outlook. Thomas adds “Our salespeople make extensive use of Microsoft Outlook to keep in touch with clients and other members of the extended team. Having the ability - with a single click - to link Outlook email messages to Pivotal company and contact records was a very compelling productivity feature for us. We were excited to participate in the Pivotal Early Adopter Programs for Pivotal 5.1 and Pivotal 5.7 and we are currently in the process of rolling out email integration to our salespeople.”

According to Bruce Kenny, senior vice president of products, Pivotal, “Earle M. Jorgensen is a great example of a company that is winning in the market by taking advantage of CRM functionality, mobile technologies and integration with Microsoft Outlook to improve customer service, increase sales productivity and differentiate itself from the competition. We are thrilled that the Pivotal system is making a difference in the way EMJ interacts with its customers.”

About Pivotal Corporation

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to help users access up-to-date customer information with mobile technologies, increase sales efficiency and further competitive advantage, enable mobile users to get up and running quickly, identify potential problems and take action early, further improve productivity by integrating Pivotal with Microsoft Outlook and produce meaningful increases in revenue, margins and customer loyalty. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:
Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.